Exhibit 99.1

JOINT FILING AGREEMENT

Yuao Wu, Amber Fort Limited and Mars Wayfinder Limited agree under Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, to submit jointly the accompanying Schedule 13D concerning the Class A ordinary shares, par value $0.001 per share, of Amber International Holding Limited, and subsequent amendments signed by the persons on whose behalf they are filed. This agreement may be filed as an exhibit to that Schedule 13D.

Each signatory is responsible for timely filing and for the accuracy and completeness of its own information. A signatory is responsible for another signatory's information only if it knows or has reason to believe that the information is inaccurate.

This agreement takes effect upon the accompanying filing and supersedes the joint filing agreement dated May 29, 2026 between Yuao Wu and Amber Fort Limited. Joint filing alone does not admit the existence of a group under Section 13(d).

Separate counterparts may be signed and together constitute one agreement.

Dated: 10-28-2026

YUAO WU

By:	/s/ Yuao Wu
Name: Yuao Wu

AMBER FORT LIMITED

By:	/s/ Yuao Wu
Name: Yuao Wu Title: Director

MARS WAYFINDER LIMITED

By:	/s/ Yuao Wu
Name: Yuao Wu Title: Director